Room 4561
      November 18, 2005

Mr. Owen L. J. Jones
Chief Executive Officer
Braintech, Inc.
930 West 1st Street
Unit 102
North Vancouver, British Columbia
Canada V7P 3N4

      Re:	Braintech, Inc.
      Form 10-KSB for Year Ended December 31, 2004
		Filed March 30, 2005
      File No. 0-24911

Dear Mr. Jones,

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


								Sincerely,


								Brad Skinner
								Accounting Branch Chief